Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-2
Payment Date	01/27/2003

Servicing Certificate
Beginning Pool Balance	44,059,341.79
Beginning PFA	0.00
Ending Pool Balance	41,813,504.89
Ending PFA Balance	-
Principal Collections	2,978,566.79
Principal Draws	773,186.84
Net Principal Collections	2,205,379.95
Active Loan Count	696

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	174,955.19

Weighted Average Net Loan Rate	3.98770%
Substitution Adjustment Amount	0.00

Note Rate	1.66500%

Term Notes	Amount	Factor
Beginning Balance	43,170,081.79	0.7281911
Ending Balance	40,858,674.88	0.6892024
Principal	2,311,406.91	38.9887138
Interest	63,891.72	1.0777228
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	0.00

Beginning Overcollateralization Amount	889,260.00
Overcollateralization Amount Increase (Decrease)	65,570.01
Outstanding Overcollateralization Amount	954,830.01
Overcollateralization Target Amount	1,037,470.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	635,643.71	9	1.52%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 + Days)*	-	0	0.00%
Foreclosed Loans	-	0	0.00%
REO	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	40,456.95
Current Month Recoveries	0.00
Net Ending Loss Amount	40,456.95

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	40,456.94

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Remaing Balance due to the Noteholders	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00